EXHIBIT 99.4

                          PROBABLE HOTEL ACQUISITION


OVERVIEW

     We are negotiating to purchase an extended-stay hotel in Boulder, Colorado. This hotel is currently in operation and is owned by Promus Hotels, Inc., which is a wholly-owned subsidiary of Hilton Hotels Corporation. We purchased all of our other hotels from Promus Hotels, Inc. (or an affiliate). Like our other hotels, the Boulder hotel operates under a franchise with Homewood Suites(Reg. TM) by Hilton.

     Under a letter agreement dated May 8, 2000 with Promus Hotels, Inc. (and affiiliates), we are permitted to use the net equity proceeds from our "best efforts" offering to pay 25% of the purchase price for the Boulder hotel. This permission will expire if we do not purchase the Boulder hotel on or before June 30, 2000. If we purchase the Boulder hotel, we would expect Promus Hotels, Inc. to finance 75% of any purchase price, as it did with our other hotels. We currently expect that the total purchase price for the Boulder hotel would be approximately $14,885,000.

     There can be no assurance, however, that we will purchase the Boulder hotel at this price or at all, or that any financing will be similar to our existing financing. If we decline to purchase the Boulder hotel, we will forfeit a deposit in the amount of $200,000. The Boulder hotel is described in more detail below.

DESCRIPTION OF HOTEL

     The Boulder hotel has a franchise with Homewood Suites(Reg. TM) by Hilton and is located on a 3.0 acre site at 4950 Baseline Road, Boulder, Colorado 80303. The hotel is approximately 3 miles from downtown Boulder and 52 miles from the Denver International Airport.

     The hotel opened in January 1991. It has wood frame construction, with an exterior of brick veneer and stucco . The hotel consists of four buildings, each with three stories. The hotel contains 112 suites, which have a combined rentable area of 57,040 square feet. The following types of suites are available:




TYPE OF SUITE                 NUMBER AVAILABLE     SQUARE FEET PER SUITE
- --------------------------   ------------------   ----------------------
  Master Suite                       28                    560
  Homewood Suite                     76                    440
  Two-Bedroom Suite                   8                    990


     The hotel offers a 40-seat breakfast/lounge area, a meeting room that accommodates 25 to 30 people, and a business center that offers guests the use of a personal computer, a photocopier and an electric typewriter. Recreational facilities include an outdoor pool, a whirlpool and an exercise room. The hotel also contains a guest convenience store and laundry. The hotel has a parking lot with 114 spaces. The hotel provides complimentary shuttle service within a five mile radius.

     We believe that the hotel has been well maintained and is generally in very good condition. If we purchase the hotel, we plan to spend approximately $287,450 on renovations or improvements over the subsequent 12 months. We expect that the principal renovations and improvements will include interior painting and the replacement of exterior lights, carpet and kitchen flooring. If we purchase the hotel, we would expect to pay for the costs of these renovations and improvements with the proceeds from our offering of common shares.

     During 2000 (through May), the average stay at the hotel has been approximately 3.2 nights, and approximately 49.6% of the guests have stayed for five nights or more. In general, occupancy at the hotel is not significantly affected by seasonal variations. The following table shows average daily occupancy rates, expressed as a percentage, since 1995:


                 AVERAGE DAILY OCCUPANCY RATE (CALENDAR YEAR)




                                                                       2000
    1995          1996         1997         1998         1999       THROUGH MAY
- ------------   ----------   ----------   ----------   ----------   ------------
  79.7%            80.3%        80.4%        79.8%        77.5%         74.9%


     During 2000 (through May), the average daily rate per suite has been $115.32, and the average daily net revenue per suite has been $86.38. As with our other properties, revenue from the hotel, including lease revenue that is paid to us under any master hotel lease agreement for the hotel, would be used to pay interest due under any promissory note we execute in connection with a purchase of the hotel. Our goal would be to use the proceeds of our offering of common shares to make principal payments. There can be no assurance, however, the proceeds of the offering would be sufficient for this purpose.

     The hotel's current rate structure is based on length of stay and type of suite, as summarized below:




LENGTH OF STAY
(NUMBER OF NIGHTS)      HOMEWOOD     MASTER     TWO BEDROOM
- --------------------   ----------   --------   ------------
   1 to  4                $159        $169         $235
   5 to 11                 144         154          225
  12 to 29                 144         154          225
  30 or more               124         134          225


     The hotel offers a weekend discount. This discount varies by type of suite and generally reduces the basic rate by approximately 30%. The weekend discount is not available to guests who stay for five nights or more. The hotel also offers discounts to guests who stay under certain corporate accounts. These discounts are often negotiated with the corporate customer and vary from account to account. We estimate that, through May 2000, approximately 70% of the hotel's guests received a corporate discount.

     The chief corporate accounts (as designated in the hotel's records) include: IBM, Micro Motion, Dieterich Standard, Printrak, SCC, Valleylab, NCAR/UCAR, Ball Aerospace, Sybase, Sun Microsystems, US West, Xilinx, and Storagetek. During 2000 (through May), the 10 largest corporate accounts were responsible for approximately 37% of the hotel's occupancy. There can be no assurance, however, that the hotel will continue to receive significant occupancy, or any occupancy, from the corporate accounts identified above.

     The table below shows the average effective annual rental per square foot since 1995:




                                                                             2000
     1995           1996          1997          1998          1999       (ANNUALIZED)
- -------------   -----------   -----------   -----------   -----------   -------------
$  55.80          $ 62.25       $ 65.26       $ 66.84       $ 63.64        $ 68.94


     The depreciable real property component of the hotel has a currently estimated Federal tax basis of $11,461,450 and would be depreciated by us, if we purchase the hotel, using the straight-line method over a life of 39 years (or less, as permitted by the Internal Revenue Code). The basis of the personal property component of the hotel would be depreciated in accordance with the modified accelerated cost recovery system of the Internal Revenue Code.

     The following table summarizes the hotel's real estate tax information for 2000:




                              ASSESSED        TAX RATE        AMOUNT
TAX JURISDICTION               VALUE        (PER $1000)       OF TAX
- ------------------------   -------------   -------------   -----------
     County of Boulder      $2,500,590          75.767      $189,462


     We estimate that the annual tax for 2000 on the expected improvements will be approximately $11,000 or less.

     At least five competing hotels are located within three miles of the hotel. (The names of the competing franchises, as listed below, may be registered as service marks or trade names.) Of these competing hotels, one is newer than the hotel. The newer competing hotel has a franchise with Marriott. The other competing hotels have franchises with Courtyard by Marriott, Residence Inn by Marriott and Regal (the fourth hotel is a local, unfranchised property). We believe that the rates charged by the Boulder hotel are generally competitive with the rates charged by these other hotels. We are not aware of any ongoing or proposed construction for other extended-stay hotels.







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                                      S-6

                         PROPERTY DESCRIPTION UPDATES

     The following sections provide updated information about our hotels. The selected hotel information relates to the period from January 1, 2000 through May 31, 2000 (unless indicated to the contrary). Please refer to Supplement No. 5 and Supplement No. 6 for additional information about the hotels.


                             1. DALLAS -- ADDISON


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation .........   $ 424,000
   Improvement Funds Committed Since Hotel Acquisition .......   $ 283,376
   Occupancy Rate ............................................       81.78%
   Average Effective Rental per Square Foot (annualized) .....   $  51.42
   Average Daily Rate per Suite ..............................   $  88.24
   Average Daily Revenue per Available Suite .................   $  72.16

                                RATE STRUCTURE




LENGTH OF STAY
(NUMBER OF NIGHTS)      HOMEWOOD     MASTER (KING)     MASTER (DOUBLE)     TWO BEDROOM
- --------------------   ----------   ---------------   -----------------   ------------
   1 to  4                $139            $149               $149             $181
   5 to 11                 119             129                129              169
  12 to 29                  99             109                109              149
  30 or more                89              99                 99              139


     Real estate tax information for 2000 is not currently available from the local taxing authorities.


                        2. DALLAS -- IRVING/LAS COLINAS


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation ......... $507,000
   Improvement Funds Committed Since Hotel Acquisition ....... $344,180
   Occupancy Rate ............................................ 75.22 %
   Average Effective Rental per Square Foot (annualized) ..... $ 44.41
   Average Daily Rate per Suite .............................. $ 95.37
   Average Daily Revenue per Available Suite ................. $ 71.73

                                RATE STRUCTURE




LENGTH OF STAY
(NUMBER OF NIGHTS)      HOMEWOOD     MASTER     TWO BEDROOM
- --------------------   ----------   --------   ------------
   1 to  4                $139        $139         $199
   5 to 12                 119         119          159
  13 to 29                 109         109          149
  30 or more                89          89          129

     Real estate tax information for 2000 is not currently available from the local taxing authorities.

                           3. NORTH DALLAS -- PLANO


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation ..............   $27,500
   Improvement Funds Committed Since Hotel Acquisition ............   $14,979
   Occupancy Rate .................................................   86.14 %
   Average Effective Rental per Square Foot (annualized) ..........   $ 44.89
   Average Daily Rate per Suite ...................................   $ 72.33
   Average Daily Revenue per Available Suite ......................   $ 62.30

                                RATE STRUCTURE




LENGTH OF STAY
(NUMBER OF NIGHTS)      HOMEWOOD     EXTENDED DOUBLE     TWO BEDROOM
- --------------------   ----------   -----------------   ------------
   1 to  4                $129             $129             $159
   5 to 12                 109              109              139
  13 to 29                  99               99              129
  30 or more                79               79              119


     Real estate tax information for 2000 is not currently available from the local taxing authorities.


                            4. RICHMOND -- WEST END


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation .........   $ 106,500
   Improvement Funds Committed Since Hotel Acquisition .......     none
   Occupancy Rate ............................................       76.12%
   Average Effective Rental per Square Foot (annualized) .....   $  44.14
   Average Daily Rate per Suite ..............................   $  82.19
   Average Daily Revenue per Available Suite .................   $  62.56

                                RATE STRUCTURE




LENGTH OF STAY           HOMEWOOD        HOMEWOOD
(NUMBER OF NIGHTS)      (KING BED)     (DOUBLE BED)     TWO BEDROOM
- --------------------   ------------   --------------   ------------
   1 to  4                 $124            $129            $179
   5 to 29                  114             119             149
  30 or more                 89              99             129


                          REAL ESTATE TAXES FOR 2000




                              ASSESSED       TAX RATE       AMOUNT
TAX JURISDICTION               VALUE        (PER $100)      OF TAX
- ------------------------   -------------   ------------   ----------
     County of Henrico      $5,806,300          0.94       $54,579


     We estimate that the annual tax for 2000 on the expected improvements will be approximately $500 or less.

                       5. ATLANTA -- GALLERIA/CUMBERLAND


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation ......... $435,500
   Improvement Funds Committed Since Hotel Acquisition ....... $265,666
   Occupancy Rate ............................................ 66.92 %
   Average Effective Rental per Square Foot (annualized) ..... $ 33.48
   Average Daily Rate per Suite .............................. $ 94.67
   Average Daily Revenue per Available Suite ................. $ 63.35

                                RATE STRUCTURE




LENGTH OF STAY
(NUMBER OF NIGHTS)      HOMEWOOD     MASTER     TWO BEDROOM
- --------------------   ----------   --------   ------------
   1 to  4                $119        $129         $179
   5 to 11                  99         109          169
  12 to 29                  85          95          159
  30 or more                79          89          149


     Real estate tax information for 2000 is not currently available from the local taxing authorities.


                            6. ATLANTA -- PEACHTREE


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation .........   $ 505,500
   Improvement Funds Committed Since Hotel Acquisition .......   $ 121,400
   Occupancy Rate ............................................       85.35%
   Average Effective Rental per Square Foot (annualized) .....   $  40.59
   Average Daily Rate per Suite ..............................   $  76.45
   Average Daily Revenue per Available Suite .................   $  65.25

                                RATE STRUCTURE




LENGTH OF STAY
(NUMBER OF NIGHTS)      HOMEWOOD     MASTER     TWO BEDROOM
- --------------------   ----------   --------   ------------
   1 to  4                $109        $119         $159
   5 to 11                  89         109          149
  12 to 29                  84          99          139
  30 or more                79          89          129

                          REAL ESTATE TAXES FOR 2000




                            ASSESSED         TAXABLE            TAX         AMOUNT
TAX JURISDICTION             VALUE        PORTION (40%)        RATE         OF TAX
- ----------------------   -------------   ---------------   ------------   ----------
  Gwinnett County         $5,688,440        $2,275,376         0.03225     $73,381


     We estimate that the annual tax for 2000 on the expected improvements will be approximately $3,300 or less.

                          7. BALTIMORE -- BWI AIRPORT


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation ..............   $59,500
   Improvement Funds Committed Since Hotel Acquisition ............   $52,941
   Occupancy Rate .................................................   86.59 %
   Average Effective Rental per Square Foot (annualized) ..........   $ 59.96
   Average Daily Rate per Suite ...................................   $ 97.62
   Average Daily Revenue per Available Suite ......................   $ 84.52

                                RATE STRUCTURE




LENGTH OF STAY
(NUMBER OF NIGHTS)      HOMEWOOD     MASTER     TWO BEDROOM
- --------------------   ----------   --------   ------------
   1 to  4                $139        $139         $179
   5 to 11                 119         119          179
  12 to 29                 109         109          179
  30 or more                95          95          179

                           REAL ESTATE TAXES FOR 2000
     (based on a formula that uses the assessed values for multiple years to determine a separate taxable amount)




                                  TAXABLE        TAX RATE        AMOUNT
TAX JURISDICTION                   AMOUNT       (PER $100)       OF TAX
- ----------------------------   -------------   ------------   -----------
     State of Maryland/
  Anne Arundel County           $4,331,720          2.57       $111,325


     We estimate that the annual tax for 2000 on the expected improvements will be approximately $800 or less.


                                 8. CLEARWATER


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation ..............   $16,000
   Improvement Funds Committed Since Hotel Acquisition ............   $5,678
   Occupancy Rate .................................................   84.03 %
   Average Effective Rental per Square Foot (annualized) ..........   $ 58.52
   Average Daily Rate per Suite ...................................   $ 99.53
   Average Daily Revenue per Available Suite ......................   $ 83.64

                                RATE STRUCTURE




LENGTH OF STAY          HOMEWOOD     HOMEWOOD
(NUMBER OF NIGHTS)        KING        DOUBLE     TWO BEDROOM
- --------------------   ----------   ---------   ------------
   1 to  4                $119         $129         $159
   5 to 29                  99          109          139
  30 or more                69           79          125


     Real estate tax information for 2000 is not currently available from the local taxing authorities.

                             9. DETROIT -- WARREN


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation .........   $ 331,000
   Improvement Funds Committed Since Hotel Acquisition .......   $  23,831
   Occupancy Rate ............................................       70.57%
   Average Effective Rental per Square Foot (annualized) .....   $  60.71
   Average Daily Rate per Suite ..............................   $  97.81
   Average Daily Revenue per Available Suite .................   $  69.02

                                RATE STRUCTURE




LENGTH OF STAY
(NUMBER OF NIGHTS)      HOMEWOOD     MASTER     TWO BEDROOM
- --------------------   ----------   --------   ------------
   1 to  4                $114        $139         $169
   5 to 12                 104         129          149
  13 to 29                  99         119          149
  30 or more                89         109          149

                          REAL ESTATE TAXES FOR 2000




                             ASSESSED          TAX RATE          AMOUNT
TAX JURISDICTION              VALUE           (PER $100)         OF TAX
- -----------------------   -------------   ------------------   ----------
  City of Warren          $1,152,900              1.605         $18,504
  County of Macomb        $1,152,900              2.86          $32,973
  School District         $1,152,900              0.497         $ 5,730
                                                                -------
                                                TOTAL           $57,207
                                                                =======

     We estimate that the annual tax for 2000 on the expected improvements will be approximately $8,200 or less.


                         10. SALT LAKE CITY -- MIDVALE


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation ..............     $ 72,000
   Improvement Funds Committed Since Hotel Acquisition ............     $  9,592
   Occupancy Rate .................................................        65.03%
   Average Effective Rental per Square Foot (annualized) ..........     $ 35.02
   Average Daily Rate per Suite ...................................     $ 90.49
   Average Daily Revenue per Available Suite ......................     $ 58.85

                                RATE STRUCTURE




LENGTH OF STAY          HOMEWOOD     HOMEWOOD
(NUMBER OF NIGHTS)       (KING)      (DOUBLE)     MASTER     TWO BEDROOM
- --------------------   ----------   ----------   --------   ------------
   1 to  4                 $99          $99        $109         $179
   5 to 12                  89           89          99          169
  13 to 29                  79           79          89          159
  30 or more                69           69          79          149

     Real estate tax information for 2000 is not currently available from the local taxing authorities.

                           11. JACKSON -- RIDGELAND


                          SELECTED HOTEL INFORMATION




   Total Expected Cost of Improvements or Renovation ..............   $58,500
   Improvement Funds Committed Since Hotel Acquisition ............   $2,805
   Occupancy Rate .................................................   74.07 %
   Average Effective Rental per Square Foot (annualized) ..........   $ 49.98
   Average Daily Rate per Suite ...................................   $ 84.82
   Average Daily Revenue per Available Suite ......................   $ 62.83


                                RATE STRUCTURE




LENGTH OF STAY
(NUMBER OF NIGHTS)      HOMEWOOD     MASTER     TWO BEDROOM
- --------------------   ----------   --------   ------------
   1 to  4                 $99         $99         $159
   5 to 11                  89          89          129
  12 to 28                  74          74          119
  29 or more                69          69          109


     Real estate tax information for 2000 is not currently available from the local taxing authorities.


                         12. PHILADELPHIA/GREAT VALLEY

     The depreciable real property component of the hotel, based on our leasehold interest, has a currently estimated Federal tax basis of $15,519,572 and will be depreciated using the straight-line method over a life of 39 years (or less, as permitted by the Internal Revenue Code).

     For additional 2000 information, see Supplement No. 6.







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                                      S-12